Exhibit 10.1

MIDSOUTH BANCORP, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective May 23, 2012)

Article 1.	Purpose	1
Article 2.	Administration	1
2.1	Composition	1
2.2	Authority	1
Article 3.	Eligible Participants	1
Article 4.	Types of Incentives	2
Article 5.	Shares Subject to the Plan	2
5.1	Number of Shares	2
5.2	Type of Common Stock	2
5.3	Annual Award Limits	2
Article 6.	Stock Options	3
6.1	Price	3
6.2	Number	3
6.3	Duration and Time for Exercise	3
6.4	Repurchase	3
6.5	Manner of Exercise	3
6.6	Incentive Stock Options	4
Article 7.	Restricted Stock and Restricted Stock Units	4
7.1	Grant of Restricted Stock or Restricted Stock Units	4
7.2	The Restricted Period	4
7.3	Escrow	5
7.4	Dividends on Restricted Stock and RSUs	5
7.5	Forfeiture	5
7.6	Expiration of Restricted Period	5
7.7	Rights as a Shareholder	5
Article 8.	Stock Appreciation Rights	5
8.1	Number	6
8.2	Duration and Time for Exercise	6
8.3	Exercise	6
8.4	Payment	6

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8.5	Stockholder Rights	7
Article 9.	Performance Shares and Performance Units	7
9.1	Performance Objectives	7
9.2	Not a Shareholder	7
9.3	Dividend Equivalent Payments	7
Article 10.	Stock Options for Outside Directors	7
10.1	Eligibility	7
10.2	Exercisability of Stock Options	8
10.3	Exercise Price	8
10.4	Exercise after Termination of Board Service	8
10.5	Certain Provisions Applicable	8
Article 11.	General	8
11.1	Duration	8
11.2	Transferability of Incentives	9
11.3	Effect of Termination of Employment or Death	9
11.4	Additional Condition	9
11.5	Adjustment	10
11.6	Incentive Agreements	10
11.7	Withholding	10
11.8	No Continued Employment	10
11.9	Deferral Permitted	10
11.10	Amendment of the Plan	11
11.11	Performance Objectives Defined	11
Article 12.	Change of Control	11
Article 13.	Definition of Fair Market Value	13
Article 14.	Non-Qualified Deferred Compensation	13

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Article 1.	Purpose.

The purpose of the 2007 Omnibus Incentive Compensation Plan (the "Plan") is to increase shareholder value of MidSouth Bancorp, Inc. ("MidSouth") and to advance the interests of it and its subsidiaries (collectively, the "Company") by furnishing a variety of economic incentives (the "Incentives") designed to attract, retain and motivate key employees, officers and directors and to strengthen the mutuality of interests between such persons and shareholders.  Incentives may consist of opportunities to purchase or receive shares of MidSouth common stock (the "Common Stock"), monetary payments, or both, on terms determined under the Plan.  As used in the Plan, the term "subsidiary" means any corporation of which MidSouth owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock (including any corporation that becomes a subsidiary after the adoption of the Plan).

Article 2.	Administration.

2.1            Composition. The Plan shall be administered by the Personnel Committee (the "Committee") of MidSouth's Board of Directors ("Board").  The Committee shall consist of not fewer than two members of the Board, each of whom shall qualify as a "non-employee director" under Rule 16b 3 under the Securities Exchange Act of 1934 (the "1934 Act") and an "outside director" under Section 162(m) of the Code.  Each member of the Committee shall also be independent within the meaning of the rules of the American Stock Exchange ("AMEX").

2.2            Authority.  The Committee shall have plenary authority to award Incentives within Plan limits, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Incentives ("Incentive Agreements") and to make any other determination that it believes necessary or advisable for the Plan's proper administration.  Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants.  The Committee may delegate its authority hereunder to the extent provided elsewhere herein.  The Committee shall not have the authority to award Incentives under the Plan to directors of MidSouth who are not also full-time employees of the Company ("Outside Directors"), but Outside Directors may receive awards under the Plan as specifically provided in Article 10 hereof.

Article 3.	Eligible Participants.

Key employees and directors of the Company (including officers and directors who are full-time employees and Outside Directors) shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees and directors may be designated individually or by groups or categories, as the Committee deems appropriate.  With respect to participants not subject to Section 16 of the 1934 Act and not "covered employees" under Section 162(m) of the Code, the Committee may delegate its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to determine or modify performance objectives for those participants.

Article 4.	Types of Incentives.

Incentives may be granted under the Plan in any of the following forms, either individually or in combination:  (a) incentive stock options ("ISO") and non-qualified stock options ("NQO"); (b) stock appreciation rights ("SARs"); (c) restricted stock; (d) performance shares; (e) restricted stock units ("RSUs"); and (f) performance units.

Article 5.	Shares Subject to the Plan.

5.1            Number of Shares. Subject to adjustment as provided in Article 11.5, the maximum number of shares of Common Stock available for Incentives under the Plan shall not exceed 525,000 shares of Common Stock. If an Incentive granted hereunder expires or is terminated or canceled prior to exercise or payment, any shares of Common Stock that were issuable thereunder may be issued again under the Plan.  If shares of Common Stock are issued as Incentives under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may be issued again under the Plan.  If an Incentive is to be paid in cash by its terms, the Committee need not make a deduction from the shares of Common Stock issuable under the Plan with respect thereto.  If and to the extent that an Incentive may be paid in cash or shares of Common Stock, the total number of shares available for issuance hereunder shall be decreased by the number of shares payable under such Incentive, provided that upon any payment of all or part of such Incentive in cash, the total number of shares available for issuance hereunder shall be increased by the appropriate number of shares represented by the cash payment, as determined in the sole discretion of the Committee.  Additional rules for determining the number of shares granted under the Plan may be made by the Committee, as it deems necessary or appropriate.

5.2            Type of Common Stock.  Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

5.3            Annual Award Limits.  Unless and until the Committee determines that an Award to an eligible Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an "Annual Award Limit" and, collectively, "Annual Award Limits") shall apply to grants of Awards under this Plan:

a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).

b)	SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).

c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000) Shares.

d)	Performance Units or Performance Shares: The maximum aggregate number of Performance Units or Performance Shares that a Participant may be awarded in any one Plan Year shall be two hundred fifty thousand (250,000) Shares. As noted in Article 9.3, up to two and one-half Shares (or the cash value of two and one-half Shares) may be issued with respect to a Performance Unit or Performance Share, depending on the level of performance.

e)	Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed one million ($1,000,000) dollars determined as of the date of vesting.

f)	Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Article 10.2 in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000) Shares.

Article 6.	Stock Options.

A stock option is a right to purchase shares of Common Stock from MidSouth.  Stock options granted under this Plan may be ISOs or NQOs.  Any option that is designated as a NQO shall not be treated as an ISO.  Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1            Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Article 11.5; provided that in no event shall the option price be less than the Fair Market Value of a share of Common Stock on the date of grant.

6.2            Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment under Article 11.5.

6.3            Duration and Time for Exercise.  The term and exercisability of each stock option shall be determined by the Committee, which may also accelerate the exercisability of any stock option.

6.4            Repurchase. Upon approval of the Committee, MidSouth may repurchase a previously granted stock option from a participant  before it has been exercised by payment to the participant of the amount per share by which the Fair Market Value (as defined in Article 13) of the Common Stock subject to the option on the date of purchase exceeds the exercise price.

6.5            Manner of Exercise.  A stock option may be exercised, in whole or in part, by giving written notice to MidSouth specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares in United States dollars.  The price may be paid (a) by cash, uncertified or certified check or bank draft, (b) by delivery of shares of Common Stock held by the optionee in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised, (c) by delivering a properly executed exercise notice together with irrevocable instructions to a broker approved by MidSouth (with a copy to MidSouth) to promptly deliver to MidSouth the amount of sale or loan proceeds to pay the exercise price, (d) by means of a "net exercise" procedure pursuant to which shares of Common Stock may be withheld from delivery under the stock option or (e) in such other manner as may be authorized from time to time by the Committee.  In the case of delivery of an uncertified check upon exercise of a stock option, no shares shall be issued until the check has been paid in full.  Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a shareholder.

6.6            Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as ISOs (as is defined in Section 422 of the Code):

a)	Any ISO agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as ISOs.

b)	All ISOs must be granted within ten years from the date on which this Plan was adopted by the Board originally.

c)	Unless sooner exercised, all ISOs shall expire no later than ten years after the date of grant.

d)	The option price for ISOs shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

e)	No ISO shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation unless the option price is not less than 110% of the Fair Market Value of the Common Stock subject to the option on the date of grant and, unless sooner exercised, such options expire no later than five years after the date of grant.
f)	The aggregate Fair Market Value (determined with respect to each ISO as of the time such ISO is granted) of the Common Stock with respect to which ISO are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company) shall not exceed $100,000. To the extent this $100,000 limitation is exceeded, the options that relate to the excess shall be treated as NQOs.

Article 7.	Restricted Stock and Restricted Stock Units.

7.1            Grant of Restricted Stock or Restricted Stock Units.  The Committee may award shares of restricted stock and/or RSUs to such key employees as it determines to be eligible pursuant to Article 3.  An award may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the Plan.  To the extent restricted stock and/or a RSU is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

7.2            The Restricted Period.  At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares shall be restricted (the "Restricted Period").  Each award of restricted stock may have a different Restricted Period.  A Restricted Period of at least three years is required, except that if vesting of the shares is subject to the attainment of specified performance goals, a Restricted Period of one year or more is permitted.  The expiration of the Restricted Period shall also occur as provided under Article 11.11.

7.3            Escrow. The participant receiving restricted stock and/or RSUs shall enter into an Incentive Agreement with MidSouth setting forth the conditions of the grant.  Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with MidSouth, together with a stock power endorsed in blank by the participant.  Each such certificate shall bear a legend in substantially the following form:

"The transferability of this certificate and the shares represented by it is subject to the terms (including conditions of forfeiture) of the MidSouth Bancorp 2007 Omnibus Incentive Compensation Plan and an agreement entered into between the registered owner and MidSouth Bancorp, Inc. thereunder.  Copies of the Plan and agreement are on file and available for inspection at the principal office of the Company."

7.4            Dividends on Restricted Stock and RSUs. Any and all cash and stock dividends paid with respect to shares of restricted stock and RSUs shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5            Forfeiture.  If any shares of restricted stock and/or RSUs are forfeited under the Incentive Agreement (including any additional shares that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates canceled.  The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Article 11.5 due to a recapitalization, merger or other change in capitalization.

7.6            Expiration of Restricted Period.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Article 7.2 and in the Incentive Agreement, the restrictions applicable to the restricted stock and/or RSU shall lapse and a stock certificate for the number of shares of restricted stock and/or RSU with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends other than those required by law, to the participant or the participant's estate, as the case may be. \

7.7            Rights as a Shareholder.  Subject to the Plan and to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to such stock during any period in which such stock is subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such stock.  No participant shall, as a result of receiving a grant of RSUs, have any rights as a stockholder until and then only to the extent the RSUs are settled in shares of Common Stock, unless the Incentive Agreement specifically provides otherwise.

Article 8.	Stock Appreciation Rights.

A SAR is a right to receive, without payment to MidSouth, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in Article 8.4.  A SAR may be granted with respect to any stock option granted under the Plan concurrently with the grant of such option (as to all or any portion of the shares of Common Stock subject to the option) or alone without reference to any related option.  Each SAR granted by the Committee under the Plan shall be subject to the following terms and conditions:

8.1            Number. The SAR shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to Article 5.1 and subject to adjustment as provided in Article 11.5.  In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

8.2            Duration and Time for Exercise.  The term and exercisability of each SAR shall be determined by the Committee.  Unless otherwise provided by the Committee in the Incentive Agreement, each SAR issued in connection with a stock option shall become exercisable at the same time or times, to the same extent and upon the same conditions as the related stock option.  No participant may be granted SARs with respect to an ISO (under this plan or any other plan of the Company) which are exercisable for the first time by the participant during any calendar year for more than $100,000; if the limitation is exceeded, the options that relate to the excess shall be treated as NQOs.  The Committee may in its discretion accelerate the exercisability of any SAR at any time.

8.3            Exercise. A SAR may be exercised, in whole or in part, by giving written notice to MidSouth, specifying the number of SARs that the holder wishes to exercise. MidSouth shall, within 30 days of receipt of notice of exercise, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Article 8.4.

8.4            Payment.  Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock that shall be issuable upon the exercise of an SAR shall be determined by dividing:

a)	the number of shares as to which the SAR is exercised multiplied by the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the Exercise Date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares under the option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount equal to the Fair Market Value of a share of Common Stock on the date of grant, which shall be determined by the Committee at the time of grant, subject to adjustment under Article 11.5); by

b)	the Fair Market Value of a share of Common Stock on the Exercise Date.

In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the Exercise Date of any or all of the shares that otherwise would be issuable.  No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of a SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the Exercise Date or to purchase the portion necessary to make a whole share at its Fair Market Value on the Exercise Date.

8.5            Stockholder Rights.  No participant shall, as a result of receiving a SAR, have any rights as a stockholder until the date the SAR is exercised and then only to the extent that the SAR is settled by the issuance of shares of Common Stock.

Article 9.	Performance Shares and Performance Units.

A performance share or performance unit consists of an award that may be paid in shares of Common Stock or in cash, as described below.  The award of performance shares and performance units shall be subject to such terms and conditions as the Committee deems appropriate.

9.1            Performance Objectives.  Each performance share and performance unit will be subject to performance objectives for MidSouth or one of its subsidiaries, divisions or departments to be achieved by the end of a specified period.  The Committee shall set performance goals and objectives in its discretion which, depending on the extent to which they are met, will determine the value and/or number of performance units that will be paid out to the participant.  Such performance objectives are provided in Article 11.11.  The number of performance shares and/or performance units awarded shall be determined by the Committee and may be subject to such terms and conditions as it shall determine. If the performance objectives as defined in Article 11.11 are achieved, each participant will be paid (a) a number of shares of Common Stock equal to the number of performance shares initially granted to him or her; (b) a cash payment equal to the Fair Market Value of such number of shares of Common Stock on the date the performance objectives are met or such other date as may be provided by the Committee or (c) a combination of shares of Common Stock and cash, as may be provided by the Committee.    Notwithstanding the foregoing, unless otherwise provided in the Incentive Agreement, the Committee may in its discretion declare the performance objectives achieved or waived.  To the extent a performance share or performance unit is intended to qualify as performance based compensation under Section 162(m) of the Code, it must meet the additional requirements imposed thereby.

9.2            Not a Shareholder.  The award of performance shares and performance units to a participant shall not create any rights in such participant as a shareholder of MidSouth, until the payment of shares of Common Stock with respect to an award, at which time such stock shall be considered issued and outstanding.

9.3            Dividend Equivalent Payments.  A performance share and performance unit award may be granted in conjunction with dividend equivalent payment rights or other such rights.  Dividend equivalent payments may be made to the participant at the time of the payment of the dividend or issuance of the other right or at the end of the specified performance period or may be deemed to be invested in additional performance shares at the Fair Market Value of a share of Common Stock on the date of payment of the dividend or issuance of the right.

Article 10.	Stock Options for Outside Directors

10.1         Eligibility.  Each Outside Director who is serving on the date of adoption of this Plan by the shareholders or who becomes an Outside Director subsequently shall on the later of such date of adoption or the second anniversary of the date he becomes an Outside Director, be eligible to receive NQOs in an amount to be determined by the Committee.

10.2         Exercisability of Stock Options.  The stock options granted to Outside Directors under this Article 10 shall become exercisable as follows:

a)	20% of the total number of shares covered by the stock options beginning one year after the date of grant;

b)	40% of the total number of shares covered by the stock options beginning two years after the date of grant, less any shares previously issued;

c)	60% of the total number of shares covered by the stock options beginning three years after the date of grant, less any shares previously issued;

d)	80% of the total number of shares covered by the stock options beginning four years after the date of grant, less any shares previously issued;

e)	100% of the total number of shares covered by the stock options beginning five years after the date of grant, less any shares previously issued;

provided, however, that such stock options shall become immediately exercisable under Article 12 hereof and in the event of death, disability causing his removal from the Board, or retirement from the Board on or after reaching age 65.  No stock option granted to an Outside Director under the terms of this Article 10 may be exercised more than ten years after the date of grant.

10.3         Exercise Price.  The per share exercise price of stock options granted to Outside Directors shall be equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant.

10.4         Exercise after Termination of Board Service.  If an Outside Director ceases to serve on the Board because of death, retirement on or after reaching age 65, or disability causing his removal from the Board, all stock options previously granted that are not then exercisable will expire and the options that are exercisable must be exercised within six months from the date of termination of Board service, but in no event later than ten years after the date of grant.  If an Outside Director ceases to serve on the Board for any other reason, all options not then exercisable will expire and all options that are exercisable must be exercised within 90 days from the date of termination of Board service, but in no event later than ten years after the date of grant.

10.5        Certain Provisions Applicable.  Articles 6.4 and 6.5 of this Plan shall apply to options granted under this Article 10.

Article 11.	General.

11.1         Duration.  Subject to Article 11.10, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

11.2         Transferability of Incentives.  Options, SARs and performance shares granted under the Plan may not be transferred except:

a)	by will;

b)	by the laws of descent and distribution; or

c)	in the case of stock options only, if (i) with respect to options under Article 10, permitted by the Board or (ii) with respect to all options other than ISOs, permitted by the Committee and so provided in the Incentive Agreement, (iii) pursuant to a domestic relations order, as defined in the Code, or (iv) with respect to all options other than ISOs, to Immediate Family Members, to a partnership or limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the only partners or members or to a trust for the sole benefit of Immediate Family Members. "Immediate Family Members" means the spouse and natural or adopted children or grandchildren of the participant and his or her spouses.

Stock options or SARs may be exercised during the lifetime of a participant only by the participant, by the participant's guardian or legal representative or, in the case of stock options, by a permitted transferee as provided in (c) above.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Incentive, or levy of attachment or similar process upon the Incentive not specifically permitted herein, shall be null and void and without effect.

11.3          Effect of Termination of Employment or Death.  If an employee participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee in the Incentive Agreement.

11.4          Additional Condition.  Anything in this Plan to the contrary notwithstanding:  (a) MidSouth may, if it determines it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to MidSouth a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time MidSouth further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to MidSouth.

11.5          Adjustment.  In the event of any merger, consolidation or reorganization of MidSouth with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan and outstanding Incentives, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction.  In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, shall be adjusted in proportion to the change in outstanding shares of Common Stock.  In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

11.6          Incentive Agreements.  The terms of each Incentive other than those granted under Article 10 shall be stated in an electronic or written agreement approved by the Committee.

11.7         Withholding.  At any time that a participant is required to pay to the Company an amount that is the minimum required to be withheld under the applicable income and employment tax laws in connection with the issuance of shares of Common Stock or payment of cash under the Plan or upon the lapse of restrictions on shares of restricted stock, the participant may, subject to the Committee's right of disapproval, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the distribution shares of Common Stock having a value equal to the amount required to be withheld.  The value of the shares withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the "Tax Date").

Each Election must be made prior to the Tax Date.  The Committee may disapprove of any Election or may suspend or terminate the right to make Elections.  If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election is not permitted to be made with respect to such shares of restricted stock.

A participant may also satisfy his or her total tax liability related to an Incentive by delivering shares of Common Stock that are held by the participant.  The value of the shares delivered shall be based on the Fair Market Value of the Common Stock on the Tax Date.

The participant will be responsible to pay to the Company in cash, or have withheld from any cash payments, any amounts to be withheld under applicable income and employment tax laws in connection with an Incentive to the extent not paid as described above.

11.8          No Continued Employment.  No participant shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

11.9          Deferral Permitted.  Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement.  Payment (other than pursuant to an option or SAR) may be deferred at the option of the participant if provided in the Incentive Agreement and to the extent permitted pursuant to Section 409A of the Code.

11.10       Amendment of the Plan.  The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment or discontinuance shall change or impair in a materially-adverse way, without the consent of the recipient, an Incentive previously granted; and provided further, that an amendment to (i) materially increase the number of shares of Common Stock issuable through the Plan, (ii) materially modify the eligibility requirements, (iii) materially increase the benefits under the Plan or (iv) change the performance conditions or related limits set forth in the Plan for Incentives that are intended to be performance-based compensation under Section 162(m) of the Code, must be approved by the shareholders of MidSouth .

11.11      Performance Objectives Defined.  The Plan requires the performance goals to be based on one or more objective business criteria, which may include the following: revenue, earnings (including earnings before interest, taxes, depreciation and amortization), operating income, net income, profit margins, earnings per share, return on assets, return on equity, return on average equity, return on tangible equity, net interest margin, economic value-added, stock price, volume of business, market share, book value, expense management, cash flow, customer satisfaction, credit quality, credit performance, employee retention, compliance standards, and any other industry based criteria utilized in measuring the performance of a financial services company.

Article 12.	Change of Control.

a)	A Change of Control shall mean:

1)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of more than 25% of the outstanding voting power with respect to the election of directors ("Voting Securities"); provided, however, that for purposes of this subsection (i), no Change of Control will be over as a result of acquisition of Voting Securities: (a) directly from or by the Company, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (c) by any corporation pursuant to a transaction that complies with clauses a), b) and c) of subsection (iii) of this Section; or
2)	individuals who, as of the date this Plan was adopted by the Board of Directors (the "Approval Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

3)	consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination,
i.	all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock and the Voting Securities of the Company immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this clause) and clauses b) and c), shall include a corporation that as a result of such transaction owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries), and
ii.	except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and
iii.	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
iv.	approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding options and SARs granted pursuant to the Plan shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved at the target level and waived by the Company, without the necessity of action by any person.

Upon a Change in Control, the Committee in its sole discretion may terminate outstanding Incentives in consideration of payment to the holder thereof with respect to each share of Common Stock for which the Incentive is then exercisable or payable of the excess, if any, of the Fair Market Value on such date of the shares of Common Stock subject to such Incentive over the exercise price, base value or unpaid purchase price of the Incentive, if any, (provided, however, if the Fair Market Value of the Common Stock does not exceed the exercise price, base value or unpaid purchase price, the Incentive may be cancelled without any payment therefor).  Outstanding Incentives shall not be terminated to the extent written provision is made for the continuance, assumption or substitution of the Incentive by the Company or a successor entity in connection with the Change in Control.

The Committee may take such other action with respect to an Incentive as shall be provided in an agreement with the holder thereof.

Article 13.	Definition of Fair Market Value.

"Fair Market Value" of Common Stock shall be determined for purposes of this Plan, as follows: (a) if it is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share on such exchange or quotation system on the applicable date, or if no sale shall have been made on that day, on the next preceding day on which there was a sale; (b) if it is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (c) if it is not regularly quoted, the fair market value of a share on the applicable date as established by the Committee in good faith.

Article 14.	Non-Qualified Deferred Compensation

It is intended that Incentives that are granted under the Plan be exempt from treatment as "non-qualified deferred compensation" subject to Section 409A of the Code.  Towards that end, all Incentives are intended to contain such terms as will qualify the Incentives for one or more exemptions from Section 409A of the Code.  The terms of the Plan and all Incentives shall be construed consistent with such intent.  Notwithstanding the foregoing, however, the Company shall not be liable to any participant or any other person if an Incentive is subject to Section 409A of the Code or the participant or other person is otherwise subject to any additional tax, interest or penalty for failure to comply with Section 409A of the Code.

The time and form of payment of an Incentive shall be as set forth in the Incentive Agreement.  If the time of payment is not set forth in the Incentive Agreement, and the Incentive is not otherwise exempt from Section 409A of the Code, then the time of payment shall be within two and one-half months after the end of the later of the calendar year or fiscal year of the Company that employs the participant in which the Incentive becomes vested and no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code.  NQOs and SARs are intended to be exempt stock rights under Section 409A of the Code.  ISOs and restricted stock are exempt by definition from Section 409A of the Code.